                                                     Registration No.
                                                                     -----------
    As filed with the Securities and Exchange Commission on December 9, 1999

================================================================================

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                                BRADY CORPORATION
             (Exact name of registrant as specified in its charter)

        WISCONSIN                                                39-0178960
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

        6555 West Good Hope Road
              P.O. Box 571
         Milwaukee, Wisconsin                                    53201-0571
(Address of Principal Executive Offices)                         (Zip Code)

                               -----------------

                       BRADY CORPORATION RESTORATION PLAN
                            (Full title of the plan)
                               -------------------

                   THOMAS E. SCHERER                            Copy to:
  Vice President, Controller and Assistant Secretary   CONRAD G. GOODKIND, ESQ.
                   Brady Corporation                      Quarles & Brady LLP
               6555 West Good Hope Road               411 East Wisconsin Avenue
                     P.O. Box 571                    Milwaukee, Wisconsin  53202
            Milwaukee, Wisconsin 53201-0571

                     (Name and address of agent for service)

                                 (414) 358-6600
          (Telephone number, including area code, of agent for service)


                                          Calculation of Registration Fee
-------------------------------------------------------------------------------------------------------------------

                                                                   PROPOSED           PROPOSED
                                                                    MAXIMUM            MAXIMUM           AMOUNT OF
         TITLE OF SECURITIES                 AMOUNT TO BE       OFFERING PRICE        AGGREGATE        REGISTRATION
       TO BE REGISTERED(1)                    REGISTERED           PER SHARE       OFFERING PRICE         FEE
       ---------------------                 ------------          ---------       --------------         ---
 Deferred Compensation Obligations            $5,000,000             100%            $5,000,000           $1,320
-------------------------------------------------------------------------------------------------------------------


(1) The Deferred Compensation Obligations are unsecured obligations of Brady Corporation to pay deferred compensation in the future in accordance with the terms of the Brady Corporation Restoration Plan for eligible employees.
================================================================================

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) under the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents filed by Brady Corporation ("Brady" or the "Registrant") (Commission File No. 0-12730) with the Securities and Exchange Commission (the "Commission") pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, (the "1934 Act") are incorporated herein by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1999; and

         (b) All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Under the Brady Corporation Restoration Plan (the "Plan"), Brady will provide eligible employees the opportunity to defer a specified percentage of their compensation. The obligations of Brady for the amounts of compensation deferred by eligible employees ("Participants") pursuant to the Plan will be unsecured general obligations of Brady to pay the deferred compensation (plus any net investment earnings attributable thereto) (the "Obligations") in the future in accordance with the terms of the Plan and the Brady Corporation Restoration Trust between Brady and PNC Bank, N.A., as trustee, dated as of January 1, 2000 (the "Trust Agreement"). In the event of the insolvency of Brady, the trust fund established under the Trust Agreement (the "Trust") shall be subject to the claims of the general creditors of Brady. In such event, all Participants and any Participant designated beneficiaries under the Plan shall constitute unsecured general creditors of Brady with respect to amounts otherwise payable thereunder and shall have no special or priority claim with respect to the assets held in the Trust.

         The amount of compensation to be deferred by a Participant will be determined in accordance with the Plan based on elections by each Participant. Each Obligation of a Participant will be payable 30 days following the termination of that Participant's employment with Brady, subject to certain earlier payments that may be made in the event of a Participant's financial hardship. In addition, if a Participant dies before receiving payment of his or her Obligations, the balance of any remaining Obligations of the Participant will paid to the Participant's designated beneficiary within 30 days following the Participant's death.

         The Obligations will be indexed to one or more investment options individually chosen by each Participant from a list of investment options selected by the Plan administrator from time to time. Each Participant's Obligation will be adjusted to reflect the investment experience, whether positive or negative, of the selected investment options.

         A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, transferred, pledged or encumbered, and any attempt to do so will be void. Each Participant in the Plan has the right to designate a beneficiary to receive the balance, if any, of the Participant's Obligation at the time of the Participant's death and shall have the right at any time to change such designation.

         Except for distributions that may be made in connection with a Participant's financial hardship, the Obligations are not subject to redemption, in whole or in part, prior to the payment date specified in the Plan, at the option of Brady or through operation of a mandatory or optional sinking fund or analogous provision. However, Brady reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of any Participant (or any beneficiary) to any amounts accrued to him or her under the Plan prior to the date of such amendment or termination.

         The Obligations are not convertible into another security of Brady. PNC Bank, N.A. has been appointed as Trustee pursuant to the Trust Agreement to take certain action with respect to the Obligations. Within 30 days following the end of each calendar year, Brady is required to contribute the amount needed so that the Trust has sufficient assets to pay all amounts due to Plan Participants or beneficiaries as of that prior year end. The Trust is irrevocable. So long as Brady remains solvent, assets of the Trust can be used only to make payments due under the Plan to Participants and beneficiaries. However, as described above, in the event of Brady's insolvency, assets of the Trust would be applied for the benefit of Brady's general creditors. Trust assets will be invested by the Trustee in investments which are intended to mirror the investment decisions of Participants under the Plan, but the Plan administrator may direct the Trustee to make different investments if it so chooses.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         The legality of the securities registered hereunder will be passed on for the Registrant by Quarles & Brady LLP, the Registrant's legal counsel. Peter
J. Lettenberger, a Director, and Conrad G. Goodkind, the Secretary, of the Registrant, are partners of Quarles & Brady LLP.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

          Brady Corporation is incorporated under the Wisconsin Business Corporation Law ("WBCL").

         Under Section 180.0851(1) of the WBCL, Brady is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer
                                        2
of Brady. In all other cases, Brady is required by Section 180.0851(2) to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was a director or officer of Brady, unless it is determined that he or she breached or failed to perform a duty owed to Brady and the breach or failure to perform constitutes:


         - A willful failure to deal fairly with Brady or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

         - A violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful;

         - A transaction from which the director or officer derived an improper personal profit; or

         -         Willful misconduct.

Section 180.0858 of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under Brady's Articles of Incorporation, Bylaws, any written agreement between the director or officer and Brady or a resolution of the Board of Directors or shareholders.

         Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections
180.0850 to 180.0858 of the WBCL, for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.

         Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851 referred to above.

         Brady's Bylaws generally provide for mandatory indemnification of directors and officers of the Registrant to the fullest extent permitted by law.

         Officers and directors of Brady may be covered by insurance policies purchased by Brady, under which they are insured (subject to exceptions and limitations specified in the policies) against expenses and liabilities arising out of actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.

         Under Section 180.0833 of the WBCL, directors of Brady against whom claims are asserted with respect to the declaration of improper dividends or distributions to shareholders or certain other improper acts which they approved are entitled to contribution from other directors who approved such actions and from shareholders who knowingly accepted an improper dividend or distribution.

ITEM 8.  EXHIBITS.

         See Exhibit Index following the Signatures page in this Registration Statement, which Exhibit Index is incorporated herein by reference.


ITEM 9.  UNDERTAKINGS.

         (a)  The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

              (iii) To include any material information with respect to
                    the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or

Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (h) Reference is made to the indemnification provisions described in
Item 6 of this Registration Statement.


              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on December 6, 1999.

                                BRADY CORPORATION



                                By:   /s/ F. M. Jaehnert
                                      ------------------------------------------
                                      F. M. Jaehnert
                                      Vice President and Chief Financial Officer
                                      (Principal Accounting Officer)
                                      (Principal Financial Officer)

                              --------------------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Katherine M. Hudson and Peter J. Lettenberger, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                              ---------------------

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.*

SIGNATURE                   TITLE

/s/ K. M. Hudson            President and Director (Principal Executive Officer)
----------------------
K. M. Hudson

/s/ P. J. Lettenberger      Director
----------------------
P. J. Lettenberger

/s/ R. A. Bemis                                      Director
---------------------------------
R. A. Bemis

---------------------------------                    Director
F. W. Harris

/s/ R. C. Buchanan                                   Director
---------------------------------
R. C. Buchanan

/s/ R. D. Peirce                                     Director
---------------------------------
R. D. Peirce

/s/ G. E. Nei                                        Director
---------------------------------
G. E. Nei

/s/ I. Helford                                       Director
---------------------------------
I. Helford

----------------------

                  * Each of these signatures is affixed as of December 6, 1999.

                                BRADY CORPORATION
                          (Commission File No. 0-12730)

                                  EXHIBIT INDEX
                                       TO
                         FORM S-8 REGISTRATION STATEMENT




   EXHIBIT                                                        INCORPORATED HEREIN                  FILED
   NUMBER                      DESCRIPTION                          BY REFERENCE TO                   HEREWITH
   ------                      -----------                         -----------------                  --------

    4          Brady Corporation Restoration Plan                                                        X

    5          Opinion of Counsel                                                                        X

    23.1       Consent of Deloitte & Touche LLP                                                          X

    23.2       Consent of Counsel                                                             Contained in
                                                                                              Opinion filed as
                                                                                              Exhibit 5

    24         Powers of Attorney                                                             Signatures Page to
                                                                                              this Registration
                                                                                              Statement

    99.1       Brady Corporation Restoration Trust                                                       X




                                      EI-1